MPLX LP Announces Retirement of Pamela K.M. Beall; John J. Quaid Named Executive Vice President and Chief Financial Officer of MPLX GP LLC

FINDLAY, Ohio, Aug. 4, 2021 – MPLX LP (NYSE: MPLX) today announced that Pamela K.M. Beall, Executive Vice President and Chief Financial Officer of MPLX GP LLC, will retire later this year after more than 25 years of service with sponsor Marathon Petroleum (NYSE: MPC) and MPLX. John J. Quaid will succeed Ms. Beall as Executive Vice President and Chief Financial Officer of the general partner, effective Sept. 1, 2021.

Ms. Beall began her career with Marathon as an auditor and rejoined the company in 2002, where she has since served in a wide range of capacities, including Vice President of Downstream Business Development; Vice President of Global Procurement; and Vice President of Products, Supply and Optimization. Ms. Beall was Vice President, Investor Relations and Government and Public Affairs during MPC’s separation from Marathon Oil in 2011 and supported MPLX’s initial public offering in 2012. She was named President, MPLX GP LLC in 2014, leading the company’s diversification into natural gas and natural gas liquids logistics services, before assuming her current role in 2016.

“Pam has played a critical role in many of Marathon’s most important recent milestones, including helping to establish both MPC and MPLX as publicly traded companies. During her time as MPLX CFO, we’ve successfully grown and diversified the MLP, increasing its value to MPC and unitholders and recently achieving our excess cash flow goal ahead of schedule. The board of directors and I appreciate Pam’s many years of service and wish her well in her much-deserved retirement,” said Michael J. Hennigan, Chairman, President and Chief Executive Officer of MPLX GP LLC. “We also congratulate John on his appointment and look forward to continued strategic growth and value creation under his financial leadership.”

Mr. Quaid joined MPC in 2014 as Vice President and Controller and has served as Senior Vice President and Controller since 2020. Prior to MPC, he spent 12 years with United States Steel Corp. serving in roles of increasing responsibility, including Vice President of Iron Ore, Vice President and Treasurer, divisional finance and accounting positions and investor relations manager. Mr. Quaid began his career in PricewaterhouseCoopers LLP’s audit and assurance practice, where he served companies in the steel, oil and gas, technology and consumer products industries. He holds a Bachelor of Science degree in accounting from Lehigh University.

###

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com.

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President
Jamie Madere, Manager

Media Contact: (419) 421-3312
Jamal Kheiry, Manager